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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-50906 to Form S-1 on Form S-3 of our report dated February 15, 2000 (which report expresses an unqualified opinion and includes an emphasis paragraph referring to the merger with Ontogeny, Inc. and Reprogenesis, Inc. to form Curis, Inc.) relating to the consolidated financial statements of Curis, Inc. (formerly known as Creative BioMolecules, Inc.) appearing in the Annual Report on Form 10-K of Curis, Inc. for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 7, 2001